Exhibit 99.1

20 November, 2017

By email

To:	Board of Directors (the “Board”) of STG Group, Inc. (the “Company”)
11091 Sunset Hills Road
Suite 200
Reston, Virginia 20190

Re:	Resignation

Gentlemen,

As you are aware, the recent events involving the Company and the lenders under its credit agreement have placed the Company and the Board in an impossible situation. In particular, I draw your attention to the fact that the lenders sought to replace the board of directors of STG Group Holdings, Inc. (the “Operating Company”) and effectively took control of all of the Company’s assets for the benefit of the lenders. In addition, the management of the Company has resigned, leaving the Company with no management to operate the Company.

Given these developments, I find myself in a situation where I cannot, in good faith, continue to exercise my fiduciary duties as a director of the Company. The Company has no funds to allow it to continue its operations or to proceed with a dissolution or liquidation and has no reasonable means of accessing such funds. Furthermore, the Company has no management who may be able to run the Company in these difficult times.

Accordingly, I hereby resign from any and all positions I hold as a director of the Company, effective immediately.

I take this action as a matter of last resort having tried for many months to assist the Company with a turn-around strategy.

This resignation letter is without prejudice to any rights that I may have and I specifically reserve any and all rights that I may have against any person, including against the Company, the Operating Company or the lenders.

Sincerely,

/s/ Damian Perl
Damian Perl